Exhibit 10.1

FIRST AMENDMENT TO

EMPLOYMENT AGREEMENT

This First Amendment to Employment Agreement (this “Amendment”) is entered into effective December 31, 2020, by and between Manning & Napier., Inc. (together with its successors and assigns, the “Company”), and Marc Mayer (the “Executive”).

RECITALS

WHEREAS, the Company and the Executive are parties to that certain Employment Agreement, effective January 30, 2019 (the “Employment Agreement”); and

WHEREAS, Section 3.2(c) of the Employment Agreement provides that the cash performance bonus for 2021 and later years (each, a “Subsequent Year Cash Bonus”) will be paid in the calendar year immediately following the year to which it relates; and

WHEREAS, the Company has adopted a Deferred Incentive Compensation Program pursuant to which a portion of participants’ annual cash incentive compensation is deferred and paid in the form of an award under the Company’s Long-Term Incentive Plan; and

WHEREAS, the Company and the Executive desire to amend the Employment Agreement to allow for a portion each Subsequent Year Cash Bonus to be deferred and paid in the form of an award under the Company’s Long-Term Incentive Plan;

NOW, THEREFORE, in consideration of the mutual covenants and conditions contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Section 3.2(c) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(c) 2021 and Later Cash Bonuses. The Executive shall be eligible to receive a cash performance bonus for 2021 and later years (each, a “Subsequent Year Cash Bonus”). During the fourth quarter of each year, the Committee and the Executive shall negotiate in good faith to determine an appropriate target bonus amount for the following year. Each Subsequent Year Cash Bonus shall be subject to the satisfaction of the performance criteria and to the Executive’s continued employment with the Company through the applicable payment date. Any earned Subsequent Year Cash Bonus shall be paid in cash as soon as practicable in the calendar year immediately following the year to which it relates; provided, however, up to 40% of each Subsequent Year Cash Bonus may be deferred and paid in the form of an award under the Company’s Long-Term Incentive Plan, pursuant to the terms of the Company’s Deferred Incentive Compensation Program as in effect on December 31, 2020.”

2. This Amendment shall be construed in accordance with the substantive laws of the State of New York, without regard to any principles of conflicts of laws.

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IN WITNESS WHEREOF, the parties have executed this Amendment on the date first above written.

MANNING & NAPIER, INC.

By:	/s/ Sarah C. Turner
Sarah C. Turner,
Corporate Secretary

/s/ Marc Mayer
Marc Mayer

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